MANUFACTURING AND DISTRIBUTION AGREEMENT

BETWEEN:

BIERE BRISSET INTERNATIONAL INC., corporation duly incorporated and existing under the Canada Business Corporations Act, having its registered office at 2199, de Maisonneuve Boulevard West, in the city of Montreal, province of Quebec, H2K 2E4, represented by its President, Mr. Stéphane Pilon, and its Secretary, Mr. Pol Brisset, duly authorized for the purposes hereof as stated;

(hereinafter designated as « BBII »)

AND:

90127-2021 QUÉBEC INC., doing business under the name « Breuvages Blue Spike », corporation duly incorporated under Part 1A of the Quebec Companies Act and existing under the Quebec Business Corporations Act, having its registered office at 1350, Mazurette street, suite 314, in the city of Montreal, province of Quebec, H4N 1H2, represented by its President, Mr. Nicolas Gagnon-Oosterwaal, duly authorized for the purposes hereof as stated;

(hereinafter designated as « Blue Spike »)

(BBII and Blue Spike hereinafter collectively designated as the « Parties »)

Bière Brisset International Inc.	Blue Spike

Manufacturing and Distribution Agreement

PREAMBLE

THE PARTIES DECLARE AS FOLLOWS:

WHEREAS BBII is a corporation specialized in the development and marketing of beer brands owned by BBII;

WHEREAS Blue Spike is a corporation specialized in the manufacturing and distribution of energy drinks, of “coolers”, of malt based beverages, of electronic cigarettes and of beer of such brands owned by Blue Spike;

WHEREAS the parties desire that Blue Spike manufactures and distributes certain BBII products, especially because of the potential for creating positive synergies that may result for each party from such an agreement;

WHEREAS it is in the interest of the parties to consign the terms and conditions of their agreement in a written contract.

NOW THEREFORE, THE PARTIES AGREE AS FOLLOWS:

1	PREAMBLE

1.1	The preamble and the schedules, if any, are an integral part of the present
Agreement.

2	INTERPRÉTATION

2.1	Definitions – unless stated otherwise, the following words and expressions have in the present Agreement, the meaning ascribed to them below:

2.1.1	“Minimal capacity” has the meaning ascribed to it in paragraph 5.1.1.1 below;

2.1.2	“Just and Reasonable Cause” means any reason other than those arising out of any failure of a party to the covenants herein, including but not limited to paragraph 12.2;

2.1.3
“Agreement” means the present agreement, including the schedules, and any mutually agreed upon modifications that may be made from time to time in writing; furthermore, the term generally refers to the agreement in its entirety unless otherwise expressly specified in the text;

2.1.4	“Effective Date” means November 14, 2014;

2.1.5	“Manufacture” or “Manufacturing” means the brewing and bottling of the Products by Blue Spike, at the facilities and using equipment owned and operated by Blue Spike;

Bière Brisset International Inc.	Blue Spike

Manufacturing and Distribution Agreement

2.1.6
“BBII Margin” means the counterpart payable to BBII by Blue Spike for the creation, development and promotion of the brands and products, and for the elaboration of marketing strategies and positioning of BBII Products, and as a royalty for the use of the BBII Brands and Products, as calculated in Schedule “F”, for a Sale Price established according to paragraph 6.7, or Schedule “G” for a Sale Price established according to paragraph 6.8, as the case may be;

2.1.7	“Gross Margin” has the meaning ascribed to it in Schedule “F” or in Schedule “G”, as the case may be;

2.1.8
“Brand” means all the trademarks, trade names, slogans, copyrights, designs, including all patents, inventions, trade secrets, developments and reputation associated with the products of either of the Parties;

2.1.9	“Raw Materials” has the meaning ascribed to it in paragraph 5.2.2;

2.1.10	“Permit” means any permit, licence or other authorization whatsoever from any and all competent provincial, federal or municipal authorities;

2.1.11	“Recipe” means any formula or recipe owned by either of the Parties, including, without limitation, all formulas or recipes used in the Manufacturing of the Products;

2.1.12	“Régie” means the Régie des Alcools, des courses et des jeux (Québec liquor board);

2.1.13	“Term” has the meaning ascribed to it in paragraph 4.1 of the Agreement;

2.1.14
“Territory” means the geographic area covering the following Canadian provinces and American States: Newfoundland, Prince- Edward Island, New Brunswick, Nova Scotia, Quebec, Ontario, Maine, New Hampshire, Vermont, New York, Massachusetts, Connecticut, Rhode Island, New Jersey, Pennsylvania, Ohio, Michigan, Illinois, Indiana, Kentucky, West Virginia, Virginia, Washington DC, Delaware, Maryland;

2.1.15	“Manufacturing Price” has the meaning ascribed to it in paragraph 5.2.1 of the Agreement;

2.1.16	“Selling Price” has the meaning ascribed to it in paragraphs 6.7 or 6.8, as the case may be;

2.1.17	“Products” has the meaning ascribed to it in paragraph 3.1;

2.1.18	“Volume” has the meaning ascribed to it in paragraph 5.1.1.

Bière Brisset International Inc.	Blue Spike

Manufacturing and Distribution Agreement

2.2	Interpretation – The following provisions govern the interpretation of the present Agreement:

2.2.1	Titles - The following titles and subtitles of articles, paragraphs, subparagraphs of this Agreement have been inserted for convenience only and shall not be used in any way for its interpretation;

2.2.2	Currency - Unless specifically stated otherwise, any stipulated amount is in Canadian currency;

2.2.3	Gender and number – Insofar as the context requires, the masculine gender includes the feminine gender and vice versa, and the singular includes the plural and vice versa.

3	OBJECT OF THE AGREEMENT

3.1
Manufacturing and distribution – Following the conditions set forth in the present Agreement, BBII grants Blue Spike the exclusive right to manufacture and to act as its agent for the distribution and sale of BBII Products on the Territory, including but not limited to those designated and described in Schedule“A” (the “Products”), in the distribution networks designated and described in Schedule “B”, the whole according to the terms and conditions stipulated herein;

3.2
First refusal – Should BBII want to market and manufacture Products on a different territory than the designated Territory, BBII hereby grants Blue Spike a right of first refusal so that Blue Spike can manufacture or act as exclusive agent for the distribution and sale of BBII Products on the new territories. Blue Spike will have a maximum of ten (10) days following the formal written request by BBII to respond in writing to confirm its intention to use its right of first refusal.

4	TERM AND RENEWAL

4.1	Initial term – Subject to the grounds of termination under section 12 hereof, this Agreement is in force between the Parties for an initial term of five (5) years from the Effective Date (the “Term”);

4.2
Renewal - The Parties agree that this Agreement shall be automatically renewed for a period of five (5) years, unless either Party notifies the other of its intention not to renew with a minimum period of one hundred and eighty (180) days before the expiration of the initial Term.

5	MANUFACTURE OF BBII PRODUCTS

5.1	MANUFACTURE

5.1.1
Capacity – Subject to subparagraph 6.12 hereof, Blue Spike hereby undertakes to guarantee in favour of BBII a minimum capacity of manufacturing of BBII Products per year equivalent to the highest number, for a given Product, between the following:

Bière Brisset International Inc.	Blue Spike

Manufacturing and Distribution Agreement

5.1.1.1	the one mentioned in Schedule “C” for a given year (the “Minimal Capacity”); or

5.1.1.2	the volume of the previous year.

5.1.2
Quality – Subject to subparagraph 5.2.3 hereof, Blue Spike hereby undertakes that the Products manufactured in its facilities be of equal or superior quality from standards presently used by BBII in its own existing facilities, and subject to the satisfaction of BBII;

To that effect, Blue Spike acknowledges the importance of the master brewer in the manufacturing process and the level of satisfaction expressed by BBII’s master brewer as of the date hereof. Blue Spike undertakes to employ an approved and confirmed master brewer. In addition, all key employees BBII desires to integrate to Blue Spike’s team for the manufacturing of its Products shall be invited to participate in Blue Spike’s usual hiring process, and their application shall be seriously considered.

5.1.3
Sales strategy – Blue Spike will deploy its best efforts to provide BBII with the best capacity level of manufacturing production, beyond the Minimal Capacity as not to limit the potential sales of BBII Products. To this end, BBII undertakes to regularly provide Blue Spike with a detailed sales strategy which will include projected manufacturing Volumes of Products, so that Blue Spike can adjust its total manufacturing capacity, as needed;

However, it is understood between the Parties that any such adjustment of the total manufacturing capacity of BBII Products beyond the Minimal Capacity will depend on the capacity of Blue Spike’s facilities, and shall not have the effect of forcing Blue Spike to incur capital expenditures for its infrastructure, equipment and/or facilities to that effect, or to limit the manufacturing capacity of Blue Spike products.

5.1.4
Limitation – Notwithstanding any of the foregoing, it is agreed between the Parties that all Products listed under the same brand on the Territory must be manufactured at the same facility, to be mutually determined by the Parties. In addition, BBII reserves the right, upon notice of sixty (60) days to Blue Spike to that effect, to choose to manufacture certain specific Products in its own facilities, if the Volume of sales of said Products is insufficient to generate savings in regard to their brewing and bottling.

Bière Brisset International Inc.	Blue Spike

Manufacturing and Distribution Agreement

5.2	MANUFACTURING PRICE

5.2.1
Price – In addition to the reasons set forth in subparagraphs 5.2.2. and 5.2.3., the Parties acknowledge that the manufacturing price provided in Schedule “D” (the “Manufacturing Prices”) will be used to determine the Sales Price and BBII Margin as per Schedules “F” and “G” hereof. These Manufacturing Prices will be increased with federal and provincial applicable taxes, including excise taxes related to the sale of alcohol, as well as the fees incurred related the penalties by Recyc-Québec, and may be revised twice in the course of a calendar year, in particular to review the value chain and the costs associated with the Manufacturing of Products, as to ensure the transparency and understanding of the costs and gains of each Party in the Manufacturing of Products;

In addition, BBII undertakes and acknowledges that all products exported by BBII in accordance with Schedule “B” will be sold at the Manufacturing Price unless an express agreement between the Parties to the contrary;

Notwithstanding any provision to the contrary, it is understood that the costs of bottling and labour will not increase more than once per calendar year and cannot represent more than the Consumer Price Index for the region of Montreal plus two percent (+2%).

5.2.2
Raw Materials - It is agreed between the Parties that in addition to the considerations of Volume, the Manufacturing Prices are based on the fermentation time, the daily capacity, minimum orders and the equipment used by Blue Spike for the manufacturing of Products, as well as the costs of raw materials used for the manufacturing of these Products, including but not limited to bottling, for which the cost and the supplier are identified in Schedule “E” (the “Raw Materials”);

It is understood that Schedule “E” can be reviewed from time to time by the Parties, including in the event that Blue Spike received the information with respect to an increase or decrease in the cost of a Raw Material. In this event, Blue Spike undertakes to transmit this information as soon as possible to BBII. Subject to the following paragraph, the change in price of any Raw Material covered by the change will be effective on the BBII Products manufactured by Blue Spike from the date of implementation of the price change by Blue Spike’s suppliers;

It is understood that Blue Spike will be responsible for the transportation of Raw Materials. All expenses related to the transportation of said Raw Materials are included at cost price in Schedule “D”;

The parties undertake that as of the date hereof, the Manufacturing Prices for the Products are those described in Schedule “D”.

5.2.3	Increases – Without limiting the scope of subparagraphs 5.2.1 and 5.2.2, the Manufacturing Prices will be increased if:

Bière Brisset International Inc.	Blue Spike

Manufacturing and Distribution Agreement

5.2.3.1	BBII requires Raw Materials of greater quality than those provided for in the manufacturing of Products;

5.2.3.2
BBII wants Blue Spike to manufacture a quantity of a Product that is less than the amount necessary for the fixation of prices provided herein and related to the daily capacity and minimum orders of Raw Materials;

5.2.3.3	BBII requires an upward adjustment of the total manufacturing capacity beyond the Minimal Capacity and requiring capital expenditures;

The increase will be proportional to the cost incurred by Blue Spike for the change causing the increase. With regard to subparagraph 5.2.3.2., this increase will depend on the daily capacity and of the desired quantity by BBII pursuant to subparagraph 5.2.3.2.

5.2.4
Terms of payment – For Products not sold in the Blue Spike network, the Manufacturing Price will be payable to Blue Spike by BBII thirty (30) days following the fifteenth (15th) day of the calendar month in which i) the cost of Raw Materials used for the manufacturing of a Product is paid to the supplier by Blue Spike; or ii) the Product is finished and packaged, whichever period occurs first.

6	SALE OF PRODUCTS

6.1
Sales – Subject to the terms and conditions hereof, Blue Spike undertakes to sale the Products, while complying with policies, procedures, methods and conditions of promotion, of advertising and sales described in paragraph 7.3, as well as the Sales Price established hereunder. BBII undertakes to sign any and all proxy or other relevant and required document as to allow Blue Spike to use the following commercial trade name:

6.1.1	BBII beer.

6.2
Distribution Network – Subject to subparagraph 6.12 hereunder, Blue Spike undertakes to include and integrate the Products in its provincial distribution network, for a limited number of sku and according to the schedule of introduction of the Products as provided by BBII, as approved by Blue Spike.

6.3
Documentation – All purchases and sales of the Products will be made through Blue Spike purchase orders and contracts. For greater certainty, only purchase orders, once accepted by Blue Spike (who can not refuse without a reasonable cause), will result in a commitment from Blue Spike to manufacture the Products;

It is understood and agreed between the Parties that the terms and conditions hereof shall prevail and are incorporated by reference to any and all purchase orders, invoices, and/or any and all other sales document used for the sale of the Products.

Bière Brisset International Inc.	Blue Spike

Manufacturing and Distribution Agreement

6.4	Transport – Transport as well as the choice of the carrier and the coordination logistics of the transportation of the Products sold to customers will be the responsibility of Blue Spike.

6.5
Invoicing and Payment Terms – Unless otherwise agreed upon by the parties and subject to the terms and conditions hereof, Blue Spike will be responsible for billing and invoicing customers through its partners, as well as the collection of receivable. Subject to the establishment of credit conditions, if any, the terms of payment for the sale of Products will be thirty (30) days.

6.6
Credit Conditions – Blue Spike may, at its sole discretion, establish conditions and reasonable credit facilities for the sale of Products to customers. All interest arising from the use of such credit facilities by customers, if any, will accrue to Blue Spike, without compensation to BBII.

6.7
Price of Products – Subject to paragraph 6.8 hereof, it is understood between the Parties that the selling price of Products will be fixed in accordance with Schedule “F” hereto (the “Sale Price”). It is agreed between the parties that any such Sale Price must first be accepted by BBII, who cannot refuse without a just and reasonable cause.

6.8
BBII Sales Network – It is understood between the parties that BBII may, with approval from Blue Spike, who can not refuse without just and reasonable cause, continue selling Products manufactured by Blue Spike in its own distribution network, including its OSC network (“On-Site Consumption”). To ensure compliance with the applicable laws and regulations in that regard, it is understood, however, that Blue Spike will remain responsible for the delivery and invoicing for these sales, while BBII will remain responsible for credit offered to customers. Notwithstanding paragraph 6.7 hereof, in such event, the Sale Price and BBII Margin will be establishment in accordance with Schedule “G”. Unless the return of goods is directly related to a manufacturing defect for which Blue Spike is responsible, it is understood that BBII shall be responsible for all costs associated with merchandise returns and tap line management for all customers of the BBII network.

6.9
Discounts – Blue Spike cannot give discounts on the Sale Price of Products without having obtained prior written approval from BBII in this regard. For its parts, BBII undertakes to provide Blue Spike with a list of rebates, discounts, promotions and/or contests for which the sale of Products are subject to, if any.

6.10	Sales Report – Blue Spike undertakes to provide BBII with monthly sales reports of Products, broken down by Products.

Bière Brisset International Inc.	Blue Spike

Manufacturing and Distribution Agreement

6.11
Returns and cancellations – Unless of a written agreement between the Parties, BBII will be responsible for all costs associated with the return of Products, as well as all unsold Products and connected Raw Materials, to the extent that Blue Spike respects the strategy plan jointly established with BBII and meets the projections and manufactures according to good practice. In the event that Blue Spike does not respect said strategy plan, returns for unsold Products will be at its own expense. Any and all return policies and/or cancellations established for this purpose will be at the discretion of Blue Spike with the written approval of BBII. For greater clarity, no such order cancellation and no such return of unexpired or conform merchandise will be accepted.

6.12
Discontinuation - At any time, upon notice to BBII of one hundred and eighty (180) days to this effect, Blue Spike reserves the right, in particular based on the fulfillment and respect of the agreed-upon strategy sales plan between the Parties, of the lifetime, of the management of returns for expired merchandise and of the sales forecast of Products, to discontinue the manufacture and sale of any Product in its distribution network. In such an event, the total Minimal Capacity set out in Schedule “C” will be distributed amongst other Products, as mutually agreed upon by the Parties. Any such returned Product will be paid by BBII in favour of Blue Spike according to the terms of subparagraph 7.7.1 hereunder. Blue Spike acknowledges that it will do its best efforts to ease the disposal of said returned Products towards other markets.

7	MARKETING AND PROMOTION OF PRODUCTS

7.1
Marketing – BBII will be solely responsible, at its expense, for the creation, development and promotion of the BBII brands and BBII Products, as well as the marketing strategies and positioning of BBII Products.

7.2
Investment – BBII undertakes to invest, for one given year of production, a sum equivalent to twenty-five percent (25%) of the Gross Margin of the BBII Brands to pay, but not limited to, promotional material, gratuities, program fees, websites, advertising placement, listing fees and advertisements, as well as store in-store displays and samples of the Products.

7.3
Procedures and Methods – For the duration of the present Agreement, BBII undertakes to inform Blue Spike in writing of all policies, procedures, methods and conditions of promotion, advertisement and sales, before implementation in regards to sales of Products on the Territory. BBII also undertakes to inform Blue Spike in writing of any and all modifications to said policies, procedures, methods and conditions, before implementation. Furthermore, BBII undertakes to submit, at its own expense, any marketing or visual promotional concept for prior approval to Blue Spike and/or to the Régie. Blue Spike acknowledges that any such information, document and/or material hereby transmitted is the property of BBII and Blue Spike undertakes to not use the said information, document and/or material for purposes other than those authorized in writing by BBII.

7.4
Documentation – For the duration of the present Agreement, BBII undertakes to provide Blue Spike, at no cost for the latter, any and all brochures, or any other document likely to facilitate the promotion and sales of BBII Products.

Bière Brisset International Inc.	Blue Spike

Manufacturing and Distribution Agreement

7.5
BBII Margin – In return for the creation, development and promotion of BBII Brands and BBII Products, as well as marketing strategies and positioning of BBII Products, Blue Spike undertakes to pay the BBII Margin to BBII.

7.6
Terms of Payment - The BBII Margin shall be payable to BBII by Blue Spike thirty (30) days following the fifteenth (15th) day of the calendar month in which the Products Sale Price has been collected by Blue Spike. In the event that sales are made via the Blue Spike network, and only in these cases, it is agreed between the Parties that the Sale Price will be deemed to have been collected ninety (90) days after delivery of the Products in the event that Blue Spike’s customer did not pay the Sale Price before this time.

7.7	Compensation – It is understood that Blue Spike, at its sole discretion and without recourse by BBII, may operate compensation between all amounts due to BBII hereunder and:

7.7.1	The cost of all inventories and surplus of Raw Materials deriving from the manufacturing of surplus Products by instructions, or according to the sales strategies provided by BBII; or

7.7.2
The amount of any receivable account pursuant to the direct sale of Products by BBII under section 6.8 remaining unpaid forty- five (45) days following the invoicing by Blue Spike. In such case, Blue Spike undertakes to pay the said receivable account to BBII without delay once recovered, less the costs of collection and late penalty fees charged to customers for the collection of these accounts. Such compensation is conditional to Blue Spike sending a written notice to BBII to that effect.

7.8
Image of BBII Brands and Products - Blue Spike acknowledges the importance of the image of the BBII Brands and BBII Products and that it constitutes an important asset for BBII. To this end, Blue Spike undertakes not to take any action that could have a negative impact on the said image of BBII Brands and BBII Products.

8	SPECIAL CLAUSES

8.1
Sale of Brands – It is understood between the Parties that Blue Spike will have a right of first refusal in the event that BBII wishes to sell, transfer, or otherwise dispose of all or a portion of its rights, titles and interests in the BBII Brands, including but not limited to all rights, titles and interests in the Brands used by Blue Spike in the manufacturing and sale of the Products (the “Sale of Brands”) on the Territory;

In the event that BBII receives an offer for the Sale of Brands (the “Offer”), the latter shall send a notice to that effect to Blue Spike (the “Notice”) within five (5) days of the receipt of said Offer, which Notice shall specify the price and all other terms and conditions of the Offer;

Bière Brisset International Inc.	Blue Spike

Manufacturing and Distribution Agreement

On receipt of the Notice, Blue Spike will have a minimum of twenty-one (21) days and a maximum of forty-five (45) days, to signify its intention to exercise its right of first refusal and to execute the proposed transaction, on the same terms and conditions as the Offer. Blue Spike shall entrust ten percent (10%) of the transaction price to a lawyer or notary to be placed in trust, within ten (10) business days following the reception of the Notice, as a refundable deposit;

The transaction can only be completed with the third-party offering if Blue Spike waives in writing to exercise its right of first refusal under section 8.1 herein or if the period mentioned above had expired.

8.2
Special Compensation In The Case of a Sale to a Third Party – It is understood between the Parties that in the event of the sale of the BBII company to a third party, in any form whatsoever, including without limitation of the sale of Sale of BBII Brands to any third party whatsoever unrelated to BBII as provided in section 8.1 hereinabove (the “BBII Sale”), if such BBII Sale occurs during the term of this Agreement, BBII agrees to pay Blue Spike a sum equivalent to two and a half percent (2.5%) of the entire BBII Sale price, for every two hundred and fifty thousand dollars ($250,000.00) of BBII Product sales invoiced by Blue Spike in its distribution network during the Term and all subsequent Renewal Term, calculated up to five million dollars ($5,000,000.00) in cumulative sales for the duration of the agreement and any renewal (the “Special Compensation”). For greater clarity, it is understood that the Special Compensation shall not exceed fifty percent (50%) of the BBII Sale Price.

8.3
Additional Compensation in Case of a BBII Sale – In the event that a BBII Sale occurs while the present Agreement is no longer in force, the following compensations shall be payable to Blue Spike, in the following cases:

8.3.1	If BBII has terminated this Agreement or has not renewed it under section 4.2 – a compensation equivalent to the Special Compensation under section 8.2 hereinabove;

8.3.2	If Blue Spike has terminated this Agreement, for Just and Reasonable Cause - a compensation equivalent to the Special Compensation under section 8.2 hereinabove;

8.3.3	If Blue Spike has terminated this Agreement, without Just and Reasonable Cause or has not renewed it under section 4.2 - a compensation equivalent to the following formula:

Compensation payable to Blue Spike = The cumulative Sales as calculated in section 8.2 X (the percentage payable to Blue Spike as Special Compensation under section 8.2 X the Target Percentage (as defined hereunder) X the ratio of sales twelve (12) months preceding the date of termination of the present Agreement on the sales of the twelve (12) months following the date of termination of this Agreement);

Bière Brisset International Inc.	Blue Spike

Manufacturing and Distribution Agreement

For the purposes of the foregoing formula, the Target Percentage is as follows, the total according to the elapsed time since the termination of the present Agreement (the “Target Percentage”):

Table 8.3.3
Delay between the sale to a third party and the termination of the present Agreement	Target Percentage
12 months	90%
24 months	80%
36 months	70%
48 months	60%
60 months	50%
72 months	40%
84 months	30%
96 months	20%
108 months	10%
More than 120 months	0%

The following table represents an example of calculating the compensation payable at the end of this subparagraph for a period of 12 months or less of the termination of the present Agreement:

Cumulative Sales (8.2)	Target Percentage (Table 8.3.3)	Sales for the 12 months preceding termination of the contract	Sales for the 12 months preceding the transaction with a third party	Sales factor	Final percentage to use
$5,000,000 (50%)	90%	$2,000,000	$2,000,000	2 000 000/ 2 000 000 = 100%	50% * 90% * 100% = 45%
$3,500,000 (35%)	90%	$2,000,000	$4,000,000	2 000 000/ 4 000 000 = 50%	35% * 90% * 50% = 15.75%
$4,000,000 (40%)	60%	$2,500,000	$6,000,000	2 000 000/ 6 000 000 = 33%	40% * 60% * 33% = 0.792%

9	WARRANTIES

9.1
Moveable Hypothec – Concurrently and to ensure the execution and performance of its obligations herein, BBII shall create, in favour of Blue Spike, a universal moveable hypothec without delivery on the BBII Brands, which must be registered with the Registre des droits personnels et réels mobiliers (the Quebec Register of Personal and Moveable Real Rights).

Bière Brisset International Inc.	Blue Spike

Manufacturing and Distribution Agreement

10	INSPECTION

10.1
INSPECTION – During Blue Spike’s regular business hours, BBII will be authorized to inspect directly or through qualified representatives for this purpose, any and all production documents, “brew sheets”, as well as any other relevant documents to verify the income in relation with the present Agreement and to conduct a full inspection following the reports submitted or to be submitted to BBII as convened herein.

11	ADDITIONAL COVENANTS OF THE PARTIES

11.1
Compliance – Each Party undertakes to comply with the codes, norms, requirements and standards, including those of legal regulatory nature, provincial, federal, municipal or other, including all laws and regulations decreed and arising from the Régie, of the Société des alcools du Québec (the “SAQ”), as well as the Société québécoise de récupération et de recyclage (“Recyc- Québec”) in regards to hygiene, safety, manufacturing, distribution and storage of alcoholic beverages; and all applicable laws and regulations related to the recycling and use of containers used for the sale of beer. For greater clarity, BBII will be solely responsible, at its expense, of the compliance of packaging in relation to their designs and writings, and any and all modifications that may be required to them, for any reason whatsoever.

11.2
Permit – Each Party acknowledges and undertakes to maintain the validity of the permits required to be effective for the purposes herein, in particular for the manufacture and sale of the Products. For greater certainty, Blue Spike’s partners will hold industrial permits and sale permits of in regard to the Manufacturing and terms of sale of Alcohol Products with the Régie.

11.3
Insurances - Blue Spike undertakes to hold and maintain in force, throughout the duration of this Agreement, with a reputable insurance company, (i) liability insurance (errors and omissions) for a minimum amount of $1,000,000.00, (ii) a general liability insurance policy covering such liability in respect to personal injuries (including moral damages), bodily injury, death and property damages including the loss of use and the contractual responsibility associated with it for a minimum amount of $1,000,000.00, (iii) any other insurance that may be desirable for a prudent and reasonable enterprise. Blue Spike shall deliver on request by BBII certified copies of all insurance policies it holds as required herein.

12	TERMINATION

12.1	Termination – The Parties may terminate this Agreement by mutual agreement.

12.2	Termination Without Notice – The present Agreement shall also be terminated, without notice to the Party in default, in the following cases:

Bière Brisset International Inc.	Blue Spike

Manufacturing and Distribution Agreement

12.2.1
if a Party becomes insolvent, makes a general assignment of its assets to its creditors, becomes bankrupt or liquidates its business, or takes advantage of any laws relating to insolvency or bankruptcy, or if a receiver or trustee is appointed to take over the assets of that Party, or part thereof, or if any action is carried out against it as a result of a judgment;

12.2.2	if an application, request, certificate or order is made or granted for the liquidation or dissolution of the assets and/or goods of the Party, voluntary or not; or

12.2.3
if BBII completes or attempts to complete a sale of business or an substantial part of its assets, if BBII disposes or attempts to dispose of a substantial part of its inventory, movables or its improvements, other than in the normal course of its business, without prior notification to Blue Spike.

12.3
Termination with notice – BBII shall be entitled to terminate the present Agreement following the delivery of three (3) written notices of sixty (60) days each to Blue Spike, in the event that Blue Spike commits a gross misconduct or gross negligence and if Blue Spike has not remedied such default within sixty (6) days of receipt of the last written notice hereinabove. It is understood that it is the receipt of three (3) written notices for the same event for a default that has not been remedied which constitutes the implementation of the present paragraph.

12.4
Remedy - In the event of the occurrence of any event referred to in section 12.2, the Party who is not in default shall be entitled, in addition to other remedies which it is entitled to herein or by law, to obtain from the Party in default all other damages and expenses incurred as a result of the default by the other Party or by the termination of the present Agreement by cause of such default.

12.5
Blue Spike Special Compensation – Without limiting the generality of section 12.4 hereinabove, it is agreed between the Parties that in the event that BBII wants to discontinue Manufacturing certain Products or terminate this Agreement without Just and Reasonable Cause, BBII undertakes to pay to Blue Spike a compensation equivalent to the invoiced sales of discontinued Products net from the BBII Margin, said sales are calculated within one hundred and eighty (180) days preceding the receipt of the discontinuation notice or the receipt of a termination notice without Just and Reasonable Cause, as the case may be.

Bière Brisset International Inc.	Blue Spike

Manufacturing and Distribution Agreement

12.6
BBII Special Compensation – Without limiting the generality of section 12.2.3 hereinabove, it is agreed between the Parties that in the event that Blue Spike wants to discontinue manufacturing certain Products or terminate this Agreement without Just and Reasonable Cause, Blue Spike undertakes to pay to BBII a compensation equivalent to the BBII Margin, on the discontinued Products, of which was paid during the one hundred and eighty (180) days preceding the receipt of the discontinuation without Just and Reasonable Cause notice or the reception of a termination notice without Just and Reasonable Cause, as the case may be. In such situations, Blue Spike will have the option, as its sole discretion, to pay the compensation referred to hereinabove or continue manufacturing the Products until the generated BBII Margin represents a sum equivalent to the compensation payable under this paragraph.

12.7
Continuance of the obligations – The obligations of confidentiality under section 14, and the obligations payment under paragraphs 5.2.4, 7.6, 7.7 and section 8 herein shall survive the termination of this Agreement.

12.8
Commitments after termination – Upon termination of this Agreement, for any reason attributable to BBII, BBII undertakes to pay to Blue Spike a sum representing the cost price plus ten percent (10%): i) of all inventory related to the Products and their manufacturing which have been ordered in the normal course of business and according to the sales strategy established between the Parties, of any Raw Materials, including all packaging; and ii) of all finished Products. In the event that the present Agreement is terminated for any reason attributable to Blue Spike, BBII will have fifteen (15) days to notify Blue Spike of its intention to compensate, at cost, all inventories related to the Products and their manufacture, or all Raw Materials including packaging. If within thirty (30) days of receiving the notice by Blue Spike, BBII has not paid all amounts due, Blue Spike will keep the inventory and sell it at its sole discretion. The product of selling the inventory will reduce the BBII Special Compensation provided in paragraph 12.6 hereinabove.

13	INTELLECTUAL PROPERTY

13.1
Intellectual Property of BBII – Blue Spike acknowledges and undertakes that all rights, titles and interests related to the Recipes, to the Products, to the BBII Brands and to the BBII expertise and know-how (the “Intellectual Property of BBII”) are, for all legal purposes, and shall remain the exclusive property of BBII, Blue Spike hereby waiving all rights, pecuniary or moral in nature, in the Intellectual Property of BBII, all subject to paragraph 13.8 hereinafter.

13.2
Intellectual Property of Blue Spike – BBII acknowledges and undertakes that all rights, titles and interests related to the Recipes, to the Products and to the Blue Spike Brands (the “Intellectual Property of Blue Spike”) are, for all legal purposes, and shall remain the exclusive property of Blue Spike, BBII hereby waiving all rights, pecuniary or moral in nature, in the Intellectual Property of Blue Spike.

Bière Brisset International Inc.	Blue Spike

Manufacturing and Distribution Agreement

13.3
Subject to paragraph 13.8 herein, the Intellectual Property of each Party, as defined herein, shall remain the exclusive property and remain at all times under the control of BBII or of Blue Spike, as the case may be. Subject to any express indication to the contrary herein, the present Agreement shall in no way be construed as constituting a licence in favour of a Party to use the Intellectual Property of the other Party, and the distribution and resale of all BBII Products by Blue Spike does not grant any right, title or interest in favour of Blue Spike in any Intellectual Property of BBII, all subject to paragraph 13.8 hereinafter.

13.4
Each Party undertakes not to adopt, use or register as a trademark, trade name, any word, symbol or expression that is identical or similar to any Intellectual Property of the other Party, without having prior written approval of the concerned Party to that effect, or in contravention of the provisions hereof.

13.5
Blue Spike undertakes not to sale or use promotional materials relating to the sale or distribution of any BBII Products without the prior written approval by BBII to that effect, or in contravention of the provisions hereof.

13.6	The Intellectual Property of each Party and their use in accordance herewith, do not violate any intellectual property rights of any third party.

13.7	Each Party undertakes to behave as to not cause prejudice to the Brands and products of the other Party.

13.8
It is understood between the Parties that upon written approval from BBII in this regard, in particular to generate additional volume and scale savings for the respective products of the Parties, Blue Spike reserves the right to use any Recipe identical or similar to a BBII Recipe, in the manufacturing of products other than BBII Products. No specific compensation shall be payable to BBII, subject to the allocation of profits generated by the products arising from the same Recipe between each of the concerned Brands, on the basis of sales volume. In such case, any Recipe used by Blue Spike in the manufacturing of its own products will remain the property of BBII. However, BBII hereby consents to Blue Spike an unconditional and irrevocable right, free of charge, to use such Recipes, at its sole discretion, in the manufacturing of its own products. Such consent will remain in force after the termination of this Agreement, for any reason whatsoever, and shall be fully enforceable against any prospective purchaser of the BBII Corporation, including all its Intellectual Property and Brands.

13.9
Subject to paragraph 13.8 hereinabove, BBII acknowledges it is the sole owner, and it owns all rights, titles and interests in the Intellectual Property of BBII, including in particular all Brands, and that no licence or authorization of reproduction or usage of the Brands, in any form whatsoever, is, and on the date hereof, and will be, after the Effective Date, granted or in effect to the benefit of any other party other than Blue Spike on the Territory, unless an express agreement to the contrary between the Parties.

Bière Brisset International Inc.	Blue Spike

Manufacturing and Distribution Agreement

In addition, BBII hereby undertakes to inform Blue Spike without delay in the event that a third party would hold any rights, titles and/or interests in any Brands related to the Products on the Territory. In such event, BBII hereby undertakes that these third parties become aware of the present Agreement and become bound by it in the same way as BBII, including particularly with regard to the provisions of Section 8 herein.

14	CONFIDENTIALITY

14.1
Each Party expressly undertakes not to disclose, publish, use or reveal in any manner whatsoever, to any person, any information or knowledge of any fact whatsoever, with respect to the Intellectual Property of the other Party, as well as the Recipes, secrets, investments, proposals, studies, offers, contracts, contacts, systems or any other confidential information of either of the Parties hereto, including the list of clients, current employees and suppliers, each of the Parties expressly acknowledging that said Intellectual Property as well as the Recipes, secrets, investments, proposals, studies, offers, contracts, contacts, systems, lists or other confidential information is the exclusive right of each Party.

14.1.1	The Parties agree that the obligations of paragraph 14.1.1 shall not apply to information:

14.1.1.1.1	that each of the Parties possessed before the date hereof; or,

14.1.1.1.2	that fell into the public domain after disclosure other than by reason of a contravention of the provisions herein.

15	INDEMNITY

15.1
Representations – Each of the Parties, subject to paragraph 15.2 hereinafter, hereby undertakes to indemnify and to hold the other Party free for all costs, damages, losses and expenses (including all legal costs and lawyer fees) arising from or related to any breach or contravention of this Agreement, or to any breach of applicable laws.

15.2
 Limitations of guarantees – For greater clarification, Blue Spike makes no guarantee as to the BBII Products, other than a guarantee that the Products will be manufactured according to the best practices. In such an event, Blue Spike’s responsibility and liability and exclusive remedy will be limited to the choice of replacing non-complying BBII Product or a refund of the purchase price of the Product. The total cumulative liability of Blue Spike in connection with the sale of any BBII Product shall in no circumstance exceed the purchase price paid for the BBII Product by the customer, unless a gross misconduct or gross negligence by Blue Spike, in such cases, the liability of Blue Spike will be equivalent to the damages suffered.

Bière Brisset International Inc.	Blue Spike

Manufacturing and Distribution Agreement

Therefore, subject to the provisions of this section, Blue Spike makes no representation and provides no guarantee whatsoever, expressly or implicitly, including but not limited to, any implied guarantee of merchantability or adaptation of a particular usage. Unless of a serious fault or gross negligence on its part, Blue Spike can not be held liable, on a contractual or extra-contractual basis, in equity, or under any other legal theory whatsoever, for any incidentals, compensatory or punitive damages, or of any other nature whatsoever (including but not limited to any loss of profits or business interruption), deriving or related to the use or inability to use the products.

16	RELATIONSHIP BETWEEN THE PARTIES

16.1	Relationship between the Parties - It is understood between the Parties hereto acting as independent contracting parties.

16.2
Subcontracting – Blue Spike may, at its own expense, engage and/or subcontract any third party to perform all of its obligations herein, being agreed that any such subcontracted third party shall undertake to abide by the terms and conditions hereof.

17	FORCE MAJEURE

17.1
Force majeure - Each Party acknowledges that the other Party Blue Spike can not be held liable for any failure or breach of its obligations herein, to the extent that such failure or breach of its obligations is due to a case of force majeure, provided however that the Party prevented from carrying out its obligations takes all reasonable steps to avoid or eliminate the continuation of such failure or breach once such case or cases of force majeure will have ceased or will have been eliminated. For the purposes hereof, the term “case by force majeure” includes a fire, or other loss or accident, natural disaster, severe weather, act of god, war or any other act of violence, any law, regulation, requirement from a governmental or judicial body, as well as any other action or condition of any kind whatsoever, beyond the reasonable control or actions of the prevented Party, including any failure, shortage, or interruption of services due to the occurrence of such events or circumstances.

17.2
Loss of licence - It is agreed upon by the Parties that for the purposes of this clause, the loss of one of its bottling licences by Blue Spike resulting from a serious fault, wilful misconduct or gross negligence on its part, does not constitute a case of force majeure and, in such an eventuality, Blue Spike undertakes to indemnify BBII in accordance with paragraph 12.6 hereinabove.

18	GENERAL PROVISIONS

18.1
Mediation – In the event a dispute arises between the Parties as to the terms, the interpretation, the implementation or as to their respective rights under this Agreement, the Parties agree to negotiate in good faith as to resolve the dispute quickly, and since time is of the essence in the resolution of such disputes, it is agreed that a Party may at any time give written notice to the other Party notifying them of its desire to submit such dispute to mediation, before any other proceedings, if the Parties agree to it.

Bière Brisset International Inc.	Blue Spike

Manufacturing and Distribution Agreement

The Parties will then jointly appoint a mediator or defer their dispute to mediation under the auspices of the Quebec National and International Commercial Arbitration Centre in accordance with its Conciliation and Mediation Rules in force at the time of the mediation, and to which the Parties declare they have adhered.

18.2
Entire Agreement – This Agreement constitutes a true and complete description of the agreement between the Parties pertaining to the matters contemplated hereby and supersedes all prior agreements, understandings, negotiations, discussion, whether oral or written, of the Parties.

18.3
Notices - Any notice or other communication required or permitted by this Agreement will be in writing and shall be validly given if personally delivered or sent by messenger, bailiff, priority mail, registered mail, facsimile or by email to the other Party and addressed as follows:

In the case of BBII:

Bière Brisset International Inc.
2199, de Maisonneuve Boulevard West
Montreal (Quebec) H2K 2E4

A/S M. Stéphane Pilon, President
Email: spilon@scenarioa.ca

In the case of Blue Spike:

1350, rue Mazurette, suite 314
Montréal (Québec) H4N 1H2

A/S M. Nicolas Gagnon-Oosterwaal, President
Fax : (514) 733-0325
Email: n.gagnon@bluespike.ca

Any notice shall be deemed to have been received on the day it was sent if sent by email or bailiff, the third (3rd) business day after mailing is sent by mail, or the day following the day of delivery if sent by facsimile, by priority mail or by registered mail.

A Party may, on occasion, change the contact information above by giving notice to the other Party pursuant to this section.

Bière Brisset International Inc.	Blue Spike

Manufacturing and Distribution Agreement

18.4
Partial invalidity - Each provision of this Agreement is distinct, separate and forms a whole, so that any decision to the effect that one of its provisions contained herein is declared null, invalid or unenforceable shall in no way affect the validity, nature or enforceability of any other provision contained hereof.

18.5	Accumulation - All rights mentioned in this Agreement are cumulative and not alternative.

18.6
Implied Waiver - The fact that a Party does not insist on the full performance of an undertaking contained in the present Agreement or does not always exercise a right that it is given will not be considered a waiver of execution of a covenant or right. Any waiver by a Party to the rights under this Agreement will only be deemed valid if it is made in writing and is signed, and such waiver shall only be valid in respect to that particular right and to those particular circumstances expressly provided by this waiver.

18.7	Formal notice - The debtor of an obligation under this Agreement shall be formally noticed to fulfil the obligation by the mere lapse of time scheduled for the execution of such obligation.

18.8	Computation of time – The computation of any period fixed by this Agreement shall be conducted in accordance with the provisions of Book I, Chapter I of the Quebec Civil Code of Procedure.

18.9
Assignment and conveyance - The present Agreement may not be transferred, conveyed or assigned, in whole or in part, by either Party to any third party, whether a natural or legal person, association, trust or corporation, without prior written approval from the other Party.

18.10	Modification – No modification of this Agreement, including the Schedules, shall be deemed valid unless it is in writing and duly signed by each of the Parties.

18.11	Governing law and jurisdiction - This Agreement is governed by the applicable laws of Quebec and the laws of Canada therein.

The Parties irrevocably submit any disputes, claims or actions arising from or in connection to this Agreement to Quebec courts, in the judicial district of Montreal.

18.12
Copies - This Agreement may be executed in separate counterparts, which are all original but which, taken collectively, are one and the same document. Each copy can be sent by facsimile or email, and the copy transmitted as such has the same effect as an original.

Bière Brisset International Inc.	Blue Spike

Manufacturing and Distribution Agreement

IN WITNESS WHEREOF, THE PARTIES HERETO HAVE EXECUTED THIS AGREEMENT EFFECTIVE THIS 2nd DAY OF DECEMBER, 2014.

BIÈRE BRISSET INTERNATIONAL INC.

/s/ Stephane Pilon
Per: Stéphane Pilon, President

/s/ Pol Brisset
Per: Pol Brisset, Secretary

9127-2021 QUÉBEC INC.

/s/ Nicolas Gagnon-Oosterwaal
Per: Nicolas Gagnon-Oosterwaal, President

Bière Brisset International Inc.	Blue Spike